                                                                     Exhibit 2.5




                          ----------------------------

                            ASSET PURCHASE AGREEMENT

                          ----------------------------



                                      Among



                    Huron and Eastern Railway Company, Inc.,



                                    as Buyer



                        RailAmerica Transportation Corp.,



                                       and



                        Central Michigan Railway Company



                                       and



                            The Straits Corporation,



                                   as Sellers





                                November 25, 2003



                                TABLE OF CONTENTS

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                                                                                                                 Page
                                                                                                                 ----
ARTICLE I. - SALE AND PURCHASE OF ACQUIRED ASSETS.................................................................1
       1.01       Sale and Purchase of Acquired Assets............................................................1
       1.02       Earnest Money Deposit; Closing Instruction......................................................3
       1.03       Payment for Acquired Assets.....................................................................3
       1.04       Estimated Purchase Price Adjustment; Closing Balance Sheet; Disputes............................3
       1.05       Allocation......................................................................................4
       1.06       Additional Payment..............................................................................5
       1.07       Excluded Assets.................................................................................5

ARTICLE II. - CLOSING.............................................................................................6
       2.01       Closing.........................................................................................6
       2.02       Deliveries by Sellers...........................................................................6
       2.03       Deliveries by Buyer.............................................................................6

ARTICLE III. - REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE COMPANY......................................6
       3.01       Corporate Existence and Qualification...........................................................6
       3.02       Authority, Approval and Enforceability..........................................................7
       3.03       Corporate Records...............................................................................7
       3.04       No Defaults or Consents.........................................................................7
       3.05       No Proceedings..................................................................................7
       3.06       Equipment Leases................................................................................7
       3.07       Equipment And Other Tangible Property...........................................................8
       3.08       Condition Of Personal Property Other Than Tracks................................................8
       3.09       Condition Of Track And Bridges..................................................................8
       3.10       Real Estate Owned...............................................................................8
       3.11       Real Estate Leased..............................................................................9
       3.12       Operating Agreements...........................................................................10
       3.13       Labor and Employee Benefit Matters.............................................................10
       3.14       Compliance with Laws...........................................................................10
       3.15       Litigation.....................................................................................11
       3.16       Commitments....................................................................................11
       3.17       Insurance......................................................................................11
       3.18       Intangible Personal Property Rights............................................................11
       3.19       Environmental Matters..........................................................................12
       3.20       Licenses and Permits...........................................................................12
       3.21       Customers and Suppliers........................................................................12
       3.22       Taxes..........................................................................................12
       3.23       Accounts Receivable and Payable; Inventory.....................................................13

ARTICLE IV. - REPRESENTATIONS AND WARRANTIES OF BUYER............................................................13
       4.01       Corporate Existence and Qualification..........................................................13
       4.02       Authority, Approval and Enforceability.........................................................13
       4.03       No Default or Consents.........................................................................14
       4.04       No Proceedings.................................................................................14

ARTICLE V. - OBLIGATIONS PRIOR TO CLOSING........................................................................14
       5.01       Buyer's Access to Information and Acquired Assets..............................................14
       5.02       Company's Conduct of Business and Operations...................................................14
       5.03       General Restrictions...........................................................................15
       5.04       Notice Regarding Changes.......................................................................15
       5.05       Ensure Conditions Met..........................................................................15
       5.06       Employee Matters...............................................................................16

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
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
       5.07       Surface Transportation Board...................................................................16
       5.08       Payoff and Estoppel Letters....................................................................16
       5.09       No Shop........................................................................................16
       5.10       Labor Notice...................................................................................16
       5.11       North Bay City Yard............................................................................17

ARTICLE VI. - CONDITIONS TO SELLERS' AND BUYER'S OBLIGATIONS.....................................................17
       6.01       Conditions to Obligations of the Sellers.......................................................17
       6.02       Conditions to Obligations of Buyer.............................................................17

ARTICLE VII. -  POST-CLOSING OBLIGATIONS.........................................................................18
       7.01       Survival of Representations and Warranties.....................................................18
       7.02       Indemnification................................................................................18
       7.03       Further Assurances.............................................................................20
       7.04       Publicity......................................................................................20
       7.05       Post-Closing Transfers.........................................................................20
       7.06       Record Retention...............................................................................20
       7.07       Post-Closing Cooperation.......................................................................20
       7.08       Commercially Reasonable Efforts; Purchase of Uncollected Accounts Receivable...................21
       7.09       Annual Railroad Property Tax Filing............................................................21

ARTICLE VIII. - CLOSING AND COORDINATION ISSUES..................................................................21
       8.01.      Proration......................................................................................21
       8.02.      Transfer of Operations.........................................................................21
       8.03.      Collection of Revenues.........................................................................21
       8.04.      Transfer of Liabilities; Payment of Charges....................................................21
       8.05.      Assignment of Freight Transportation Contracts.................................................22

ARTICLE IX. - I-75 BRIDGE ABANDONMENT PROCEEDING.................................................................22

ARTICLE X. - TERMINATION.........................................................................................22
       10.01      Termination....................................................................................22
       10.02      Effect of Termination..........................................................................23

ARTICLE XI. - MISCELLANEOUS......................................................................................23
       11.01      Confidentiality................................................................................23
       11.02      Risk of Loss...................................................................................24
       11.03      Brokers........................................................................................24
       11.04      Costs and Expenses.............................................................................24
       11.05      Notices........................................................................................24
       11.06      Governing Law; Arbitration.....................................................................25
       11.07      Entire Agreement; Amendments and Waivers.......................................................26
       11.08      Binding Effect and Assignment..................................................................26
       11.09      Remedies.......................................................................................26
       11.10      Exhibits and Schedules.........................................................................26
       11.11      Multiple Counterparts..........................................................................27
       11.12      References and Construction....................................................................27
       11.13      Attorneys' Fees................................................................................27
       11.14      Section 1031 Exchange..........................................................................27

ARTICLE XII. - DEFINITIONS.......................................................................................27
       12.01      Affiliate......................................................................................27
       12.02      Affiliated Group...............................................................................27
       12.03      Code...........................................................................................27
       12.04      Company........................................................................................27
       12.05      Contracts......................................................................................27
       12.06      Current Assets.................................................................................28

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
       12.07      Current Liabilities............................................................................28
       12.08      Customer/Employee Due Diligence................................................................28
       12.09      Governmental Authority.........................................................................28
       12.10      Hazardous Materials............................................................................28
       12.11      Knowledge of the Company.......................................................................28
       12.12      Legal Requirements.............................................................................28
       12.13      Material.......................................................................................28
       12.14      Material Adverse Change; Material Adverse Effect...............................................28
       12.15      Permits........................................................................................28
       12.16      Person.........................................................................................28
       12.17      Properties.....................................................................................29
       12.18      Related Agreements.............................................................................29
       12.19      STB............................................................................................29
       12.20      Subsidiary.....................................................................................29
       12.21      Tax............................................................................................29
       12.22      Tax Return.....................................................................................29
       12.23      Track..........................................................................................29
       12.24      Union Contract.................................................................................29
       12.25      Used...........................................................................................29

                                TABLE OF CONTENTS


LIST OF SCHEDULES
Schedule A           Map of Rail Lines
Schedule 1.01(a)(i)  Rail Lines
Schedule 1.01(a)(v)  Tangible Personal Property
Schedule 1.07        Excluded Assets
Schedule 1.07(III)   Consumers Power Leases
Schedule 1.07(iv)(A) Location of Relocated Operating Easement for St. Mary's
Schedule 1.07(iv)(E) Location of Relocated Maintenance-of-Way Crew Facilities for St. Mary's
Schedule 2.02(i)     Bill of Sale for Acquired Assets
Schedule 2.02(ii)    Assignment and Assumption of Leases, Contracts and Permits
Schedule 2.02(iii)   Covenant Deed for Real Estate
Schedule 3.04        Sellers' Required Consents
Schedule 3.06        Equipment Leases
Schedule 3.07        Liens on Owned Equipment
Schedule 3.08        Condition of Personal Property
Schedule 3.09        Condition of Track and Bridges (Inspection Reports)
Schedule 3.10        Owned Real Estate
Schedule 3.11        Leased Real Estate
Schedule 3.12        Operating Agreements
Schedule 3.13(a)     List of Company Employees
Schedule 3.13(d)     Employee Benefit Plans
Schedule 3.16        Commitments
Schedule 3.17        Insurance Policies
Schedule 3.18        Intangible Personal Property
Schedule 3.19(d)     Bay City River Lot Description
Schedule 3.20        Permits
Schedule 3.23        Accounts Receivable and Payable

                            ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 25th day of November, 2003, by and among Huron and Eastern Railway Company, Inc., a Michigan corporation (the "Buyer"), RailAmerica Transportation Corp., a Delaware corporation, the parent corporation of the Buyer ("RATC"), Central Michigan Railway Company, a Michigan corporation (the "Company"), and The Straits Corporation, a Michigan corporation and the sole shareholder of the parent corporation of the Company ("Straits" and collectively with the Company, the "Sellers"). Certain capitalized terms are defined in
Article XII hereof.

                                    Recitals

         A. The Company operates and provides rail freight and transportation services for both on-line customers and other railroads that interchange traffic with the Company and owns or has valid rights to use the operating assets associated with such business (the "Business"). Such services primarily relate to the transportation of products to and from the railroad interchanges at the terminal points of the Company's rail lines, which are reflected on the map attached as Schedule A.

         B. Buyer desires to purchase substantially all of the rail line segments used in the Business and certain other rights, obligations and assets associated with the Business, as more fully described below, and the Company desires to sell such assets and rights, upon the terms and subject to the conditions set forth herein.

         C. Simultaneously herewith, Straits Financial Services, L.L.C., a Michigan limited liability company ("SFS"), is entering into a Locomotive Purchase Agreement with Buyer pursuant to which it is agreeing to sell, and the Buyer is agreeing to purchase, the Locomotives which are described in the Locomotive Purchase Agreement between the Buyer and SFS (the "SFS Purchase Agreement").

         D. The Company has provided the due diligence information and documentation requested of it, and Buyer has completed its due diligence investigation of the Company and is satisfied with the results of this investigation.

                                    Agreement

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties agree as follows:


                ARTICLE I. - SALE AND PURCHASE OF ACQUIRED ASSETS

         1.01 SALE AND PURCHASE OF ACQUIRED ASSETS.

                  (a) On the terms and subject to the conditions of this Agreement, at the Closing referred to in Section 2.01 hereof, the Company shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept delivery of, the Business, including those operating assets used by the Company in or otherwise associated with its Business (the "Acquired Assets"), except as may be limited herein, free and clear of any and all liens, mortgages, adverse claims, charges, security interests or encumbrances. The Acquired Assets shall include all of the assets used by the Company in the conduct of its Business, and include the following:

                           (i) The following rail line segments of the Company (the "Rail Lines"):

                                   Midland Sub                      15.81 miles
                                   Wheeler to Durand                57.06 miles
                                   Genesee to Paines                 5.06 miles
                                   I-75 to CSX Yard                   .86 miles
                                   Durand to M21                    11.83 miles
                                   Anderson Lead                     2.19 miles
                                   Owosso Industrial Track            .65 miles

                                   Marquette to Yard Board           1.56 miles
                                   Essexville                        3.16 miles
                                   Wheeler to MDOT Ownership         1.69 miles
                                                                    -----------
                                                     TOTAL          99.87 miles


         which Rail Lines are set forth in Schedule 1.01(a)(i) with line segment endpoints, and together with Sellers' leasehold interests, easements, rights of way, leases, minerals and water rights over, under, across, and attributable to the Rail Lines;

                           (ii) All buildings, track improvements, facilities, fixtures, and leasehold and other improvements located on the Rail Lines;

                           (iii) The Business which the Company conducts on the Rail Lines, subject to the terms and conditions set forth herein;

                           (iv) All of the Company's Track;

                           (v) All tangible personal property listed on Schedule 1.01(a)(v), with only such additions and deletions as may occur in the ordinary and necessary conduct of the Business between the date hereof and the Closing Date in connection with the replacement of any such items (all items described in this provision being collectively referred to as the "Tangible Personal Property");

                           (vi) All Leases and Equipment Leases utilized in the Business, or otherwise, as listed on Schedules 3.06 and 3.11;

                           (vii) All agreements relating to the Business including, without limitation, all operating agreements, joint facility contracts, Michigan Department of Transportation contracts, freight transportation contracts, licenses, other contracts, commitments and understandings with governmental agencies, car leases, vehicle financing agreements with GMAC, and customers relating to the Business including, but not limited to, those agreements listed on Schedule 3.12 and the easement for the North Bay City Yard described in Section 5.11 below (collectively, the "Contracts");

                           (viii) All of the Company's trackage rights to operate over and across any lines connecting with the Rail Lines, if any;

                           (ix) All customer lists, technical information and data, warranties and service contracts, trademarks (and any goodwill related thereto), permits, licenses, authorizations and regulatory approvals, and all other files, information and intangible rights relating to the operation of the Business, including its goodwill and going concern value relating to the operation of the Business (collectively, the "Intangible Personal Property");

                           (x) Current Assets, as defined below;

                           (xi) Current Liabilities, as defined below;

                           (xii) All subsurface rights associated with the Rail Lines, except as specifically excluded as part of the Excluded Assets in Section 1.07 below;

                           (xiii) All operational safeguards associated with the contracts and agreements specifically excluded as part of the Excluded Assets in Section 1.07 below; and

                           (xiv) All existing property records, tax and assessment records, valuation maps, data and information related to railroad operations, including, without limitation, inventory records, vendor lists, customer lists and records (the "Records").

                  (b) To effect the transfers contemplated by Section 1.01(a), at the Closing, Sellers shall deliver or cause to be delivered to Buyer, against payment therefore in accordance with Section 1.03 hereof, Bills of Sale, Assignments and Covenant Deeds for transfer to Buyer as outlined in Section 2.02 below.


         1.02 EARNEST MONEY DEPOSIT; CLOSING INSTRUCTION.

                  (a) Simultaneously with execution of this Agreement, Buyer shall deposit with Stone, Biber & O'Toole, P.L.L.C., as escrow agent (the "Escrow Agent"), the sum of Five Hundred Thousand Dollars ($500,000.00) as an earnest money deposit (the "Earnest Money Deposit"), to be held in an interest bearing account pending disbursement in accordance with the terms and conditions of this Agreement and a certain Escrow Agreement of even date. Accrued interest is to be paid to whichever party is ultimately entitled to receive such deposit.

                  (b) If such Earnest Money Deposit is to be paid to the Company at the Closing of this transaction, the Earnest Money Deposit, and all accrued interest earned thereon, shall be credited against the payment of the purchase price by Buyer.

                  (c) If the Buyer shall fail to close on the transaction by January 30, 2004 other than as a result of (i) the failure to obtain STB approval, (ii) a Material Adverse Change in the Business or Acquired Assets,
(iii) the failure of one or more conditions to closing outlined in Section 6.02 which is not waived by the applicable party, or (iv) the Sellers' non-performance of its obligations hereunder, the Escrow Agent shall release the Earnest Money Deposit and all interest accrued thereon to the Company, and the Company shall have the right to retain the Earnest Money Deposit and accrued interest earned thereon. The delivery of the Earnest Money Deposit to the Company as a result of the Buyer's failure to close shall not be deemed to be liquidated damages, and shall not otherwise limit the remedies available to the Company as a result of the Buyer's breach.

                  (d) If the Agreement is terminated in accordance with one or more of the provision outlined in Section 10.01 below, the Escrow Agent shall deliver the Earnest Money Deposit and all interest accrued thereon to the Buyer.

         1.03 PAYMENT FOR ACQUIRED ASSETS. As payment in full for the Acquired Assets being acquired by the Buyer hereunder, Buyer shall pay, in the manner set forth in this Section 1.03, the sum of (i) Twenty-Four Million Dollars ($24,000,000), plus (ii) the amount, if any, by which the Company's Current Assets exceed the Company's Current Liabilities or minus the amount, if any, by which the Company's Current Liabilities exceed the Company's Current Assets, in each case as of the Closing (the "Purchase Price Adjustment"), subject to further adjustment as provided in Sections 7.02 and 8.02 hereof (such sum, as so adjusted from time to time, is herein referred to as the "Purchase Price"). On the Closing Date, the Buyer shall make payment of the Purchase Price as follows:

                  (a) Subject to Section 1.06(a) hereof, Buyer shall deliver to the Company, by wire transfer (to an account specified by Sellers in writing at least three business days prior to Closing), of immediately available funds, the sum of Twenty-Three Million Five Hundred Thousand Dollars ($23,500,000), less the amount of accrued interest earned on the Earnest Money Deposit, and increased or reduced by the Estimated Purchase Price Adjustment, as applicable, in accordance with Section 1.04(a);

                  (b) The Escrow Agent shall deliver to the Company the Earnest Money Deposit and all accrued interest earned thereon.


         1.04 ESTIMATED PURCHASE PRICE ADJUSTMENT; CLOSING BALANCE SHEET; DISPUTES.

                  (a) Not later than two (2) business days prior to the scheduled Closing Date, the Buyer and the Sellers shall jointly estimate the Purchase Price Adjustment (the "Estimated Purchase Price Adjustment"). The

Estimated Purchase Price Adjustment shall be deducted from or added to the payment otherwise required to be made by Buyer to the Company pursuant to
Section 1.03(a) hereof.

                  (b) If the Purchase Price Adjustment reflected on the Closing Date Balance Sheet is greater than the Estimated Purchase Price Adjustment, then the Company shall pay to the Buyer an amount equal to the amount of such excess. If the Purchase Price Adjustment reflected on the Closing Date Balance Sheet is less than the Estimated Purchase Price Adjustment, then the Buyer shall pay to the Company an amount equal to the amount of such shortfall. Any payments made by the Buyer to the Company or by the Company to the Buyer pursuant to this
Section 1.04(b), shall be made by wire transfer of immediately available funds to the account or accounts designated by the Sellers or the Buyer, as the case may be, within ten (10) days after the date in which the Closing Date Balance Sheet (defined below) is final and binding on the parties.

                  (c) As soon as practicable (and in no event later than 45 days after the Closing Date), the Company shall cause to be prepared and delivered to the Buyer (i) a balance sheet for the Company dated as of the Closing Date (the "Closing Date Balance Sheet"), and (ii) a calculation of the Purchase Price Adjustment, including such schedules and data as may be appropriate to support such calculation. The Buyer and its accountants shall be entitled to review the Closing Date Balance Sheet, the Company's calculations of the Purchase Price Adjustment, and any working papers, trial balances and similar materials relating to the Closing Date Balance Sheet prepared by the Company or its accountants. The Company shall also provide Buyer and its accountants with timely access, during the Company's normal business hours, to the Company's personnel, properties, books and records to the extent related to the determination of the Purchase Price Adjustment. The collection of accounts receivable included in Current Assets is addressed in Section 7.08 below.

                  (d) The following clauses (i) and (ii) set forth the procedures for resolving disputes among the parties with respect to the determination of the Purchase Price Adjustment:

                           (i) Within thirty (30) days after delivery to the Buyer of the Company's calculation of the Purchase Price Adjustment pursuant to this Article I, the Buyer may deliver to the Company a written report (the "Buyer's Report") prepared by the Buyer's accountants (the "Buyer's Accountants") advising the Company that the Buyer's Accountants deem that one or more adjustments to the Company's calculation are required. The costs and expenses of the services of the Buyer's Accountants shall be borne by the Buyer. If the Company shall concur with the adjustments proposed by the Buyer's Accountants, or if the Company shall not object thereto in a writing delivered to the Buyer within thirty (30) days after the Company's receipt of the Buyer's Report, the calculations of the Purchase Price Adjustment set forth in such Buyer's Report shall become final and shall not be subject to further review, challenge or adjustment absent fraud. If the Buyer does not submit a Buyer's Report within the 30-day period provided herein, then the Purchase Price Adjustment as calculated by the Company shall become final and shall not be subject to further review, challenge or adjustment absent fraud.

                           (ii) In the event that the Buyer submits a Buyer's Report and the Company and the Buyer's Accountants are unable to resolve the disagreements set forth in such report within (30) days after the date of the Buyer's Report, then such disagreements shall be referred to Deloitte & Touche (the "Settlement Accountants"), and the determination of the Settlement Accountants shall be final and shall not be subject to further review, challenge or adjustment absent fraud or manifest error. The Settlement Accountants shall use their best efforts to reach a determination not more than forty-five (45) days after such referral. The costs and expenses of the services of the Settlement Accountants shall be paid by the Company if (A) the difference between (i) the Purchase Price Adjustment resulting from the determinations of the Settlement Accountants, and (ii) the Purchase Price Adjustment resulting from the determinations set forth in the Buyer's Report, is less than (B) the difference between (i) the Purchase Price Adjustment resulting from the determinations of the Settlement Accountants, and (ii) the Purchase Price Adjustment resulting from the Company's calculations as set forth in the deliveries pursuant to this Section 1.04 hereof; otherwise, such costs and expenses of the Settlement Accountants shall be paid by the Buyer.

         1.05 ALLOCATION. The purchase price shall be allocated among the Acquired Assets general as follows:

                  Land, Rail Right-of-Way, Rail,
                     Ties, Ballast and Buildings              $21,900,000.00
                  Equipment (non-locomotives)                   2,100,000.00
                                                              --------------
                           TOTAL                              $24,000,000.00

         1.06 ADDITIONAL PAYMENT. In the event that on or before the fifteenth
(15th) anniversary of the Closing Date: (i) RATC or Buyer, or their Affiliates, subsidiaries and/or their respective successors complete the acquisition of all or a significant part of that specific line segment which is part of CSX Corporation's rail system running parallel to the Company's current operation from Bay City, Michigan to Durand, Michigan, (ii) RATC or Buyer, their Affiliates, subsidiaries and/or their respective successors complete a conveyance to CSX Corporation or its successor of all or a significant portion of that specific line segment of the Company's rail system running parallel to CSX Corporation's current operation from Bay City, Michigan to Flint, Michigan, or (iii) another arrangement is completed whereby either the Buyer, CSX Corporation or their respective successor(s) operates as the primary connecting carrier for the current traffic on the lines described in (i) and (ii) above (all of the foregoing collectively referred to as the "Plan"), then Buyer shall within thirty (30) days of the completion of such transaction pay to Straits the sum of Six Million Dollars ($6,000,000), in immediately available funds (the "Additional Payment").. Notwithstanding the foregoing, the parties acknowledge and agree that the amount of the Additional Payment is predicated upon the combined rail system described above benefiting from the synergies and increasing current operating revenues and/or reduced costs resulting from the Company's rail freight business. In the event such a combination is primarily motivated by significantly reduced (i) traffic volumes and/or (ii) aggregate operating revenues on the parallel lines, then the Additional Payment shall be reduced proportionately. Prior to Closing hereunder, the parties will discuss the framework within which to pursue the Plan. The Buyer will keep the Sellers generally informed of progress toward achieving the Plan.

         1.07 EXCLUDED ASSETS. The parties acknowledge and agree that the Company is selling, and the Buyer is purchasing, substantially all of the assets associated or used in the Business, but the Company is retaining the following assets which will be excluded from this transaction and not part of the Acquired Assets at Closing: (i) approximately 1.77 miles of railroad, extending from milepost 2.83 at the western end of the Company's railroad bridge over Interstate Highway 75 to milepost 4.60, in Saginaw County, Michigan which was the subject of STB Docket No. AB-308 (Sub-No. 3X) (the "I-75 Bridge") as provided in Article IX below and any proceeds paid by the State of Michigan either in the past or in the future to the Company for removal, relocation, or purchase of the I-75 Bridge, (ii) certain real estate located in the State of Florida, (iii) certain preferred membership interests in Gentz Industries, L.L.C., a Michigan limited liability company, (iv) certain real property which is under negotiation for sale to St. Mary's Hospital and/or the expected proceeds from the transfer of this real estate to St. Mary's Hospital, but with the understanding that (A) Buyer shall be granted a perpetual operating easement to the existing right-of-way or, if applicable, the relocated right-of-way, (B) the Company will have the right to relocate the easement at a later date to a location described on Schedule 1.07(iv)(A) attached and which relocated easement shall be for an area which is at least forty (40) feet wide and the centerline of which will be not less than ten (10) feet from the outer limits of the easement on either side of the centerline, (C) Sellers shall bear responsibility for all expense associated with the sale and relocation of the track and right-of-way, (D) the operating easement for the relocated right-of-way shall
(1) be consistent with customary railroad operating easements, (2) be subject to the Buyer's approval, which approval will not be unreasonably withheld, and (3) include a term providing if the Buyer or its successor(s) ceases to use this right-of-way for railroad purposes and/or the right-of-way is abandoned, the operating easement would extinguish and terminate upon such cessation or abandonment, and (E) prior to Closing on this Agreement, the Company will relocate the maintenance-of-way crew facilities now located on the subject property to a lot bound by Sheridan and Warren Road as reflected on Schedule 1.07(iv)(E) attached, (v) certain subsurface property rights which are described on Schedule 1.07, provided the Company shall assign to Buyer any operational safeguards associated with such subsurface rights, (vi) certain Consumers Power leases described on Schedule 1.07 which are being replaced by an Easement with Consumers Power, provided the Company shall assign to Buyer any operational safeguards associated with such Consumers Power leases and/or easement, (vii) Flushing parcel, (viii) the Central Michigan Railway Company name and any derivations thereof used by the Company in its Business, and (ix) other non-operating real estate situated at a remote location from the operating right-of-way, the exclusion of which will have no Material Adverse Effect upon rail operations, and/or any surface property rights (such as leases, easements, licenses, crossings, etc.), or other rights, assets, or contract generating non-operating revenues reflected on the Company's financial statements, as more particularly described on Schedule 1.07. The foregoing described assets shall be referred to as the "Excluded Assets."

                              ARTICLE II. - CLOSING

         2.01 CLOSING. Subject to the conditions stated in Article VI of this Agreement, the closing of the transactions contemplated hereby (the "Closing") shall be held at 10:00 a.m., Eastern Time, by January 30, 2004 or, if the conditions set forth in Section 6.02 have not been satisfied or waived on such date, on the second (2nd) business day after all such conditions shall have been satisfied or waived, and provided Closing will occur on or before December 31, 2003 if the STB grants the waiver of the sixty (60) day labor notice provision in accordance with Section 5.07 below to such earlier date and the conditions set forth in Section 6.02 have been then satisfied or waived, at the offices of RailAmerica, Inc. in Boca Raton, Florida, or at such other time and place as the parties mutually agree but subject to the terms of Article X below. The date upon which the Closing occurs is hereinafter referred to as the "Closing Date."

         2.02 DELIVERIES BY SELLERS. At or prior to the Closing, the Sellers shall deliver to Buyer:

                           (i) Bill of Sale for the Acquired Assets, except as provided in (ii) and (iii) below, in the form attached as Schedule 2.02(i);

                           (ii) Assignment and Assumption of Leases, Contracts and Permits included in the Acquired Assets, in the form attached as
         Schedule 2.02(ii);

                           (iii) Covenant Deeds for the Real Estate included in the Acquired Assets, which will be in a form recordable with the appropriate register of deeds for each of the counties in which the Real Estate is located, in the form attached as Schedule 2.02(iii);

                           (iv) third party consents to assignment of all Contracts and Permits which by their terms require the consent of the third party(ies) to the assignment of the Contracts or Permits by the Company which are described in Schedule 3.04;

                           (v) a certificate executed by the Sellers to the effect that the conditions set forth in Section 6.02(a) have been satisfied; and

                           (vi) subject to the record keeping provisions of
         Section 7.06, possession of all Records within the possession of the Sellers or any Affiliate of the Sellers pertaining to the Acquired Assets; provided, however, that the Sellers may retain (1) copy of any Records that the Sellers are reasonably likely to need for complying with requirements of law.

         2.03 DELIVERIES BY BUYER. At or prior to the Closing, Buyer shall deliver to the Company:

                           (i) the amount and form of Purchase Price required to be paid at Closing pursuant to Section 1.03(a) hereof;

                           (ii) Assignment and Assumptions of Leases, Contracts and Permits included in the Acquired Assets; and

                           (iii) a certificate executed by an authorized officer of the Buyer, on behalf of the Buyer, to the effect that the conditions set forth in Section 6.01(a) have been satisfied.


          ARTICLE III. - REPRESENTATIONS AND WARRANTIES OF THE SELLERS
                                 AND THE COMPANY

         In order to induce the Buyer to consummate the transactions under this Agreement, Straits and the Company hereby jointly and severally represent and warrant to Buyer that the following are true and correct as of the date hereof and as of the Closing Date:

         3.01 CORPORATE EXISTENCE AND QUALIFICATION. Straits and the Company are corporations duly organized, validly existing and in good standing under the laws of the State of Michigan, and each has the corporate power to own, manage, lease and hold its Properties and to carry on its business as presently conducted. The Company is not required to be qualified to do business as a foreign corporation in any other jurisdiction.

         3.02 AUTHORITY, APPROVAL AND ENFORCEABILITY. This Agreement has been duly executed and delivered by the Company and Straits, and each of Straits and the Company has all requisite power and legal capacity to execute and deliver this Agreement and all Related Agreements executed and delivered or to be executed and delivered in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Related Agreements, and to perform its obligations hereunder and under the Related Agreements. This Agreement and each Related Agreement to which either of Straits and/or the Company is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of such party, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws which affect creditors' rights generally.

         3.03 CORPORATE RECORDS. The copies of the Articles of Incorporation and Bylaws of the Company provided to Buyer are true, accurate and complete and reflect all amendments made through the date of this Agreement.

         3.04 NO DEFAULTS OR CONSENTS. Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby (including but not limited to the assignment and assumption of the Leases, Contracts and Permits) will:

                           (i) violate or conflict with any of the terms, conditions or provisions of the Articles of Incorporation or bylaws of the Sellers;

                           (ii) to the Knowledge of the Company, violate any provision of law or any judgment, award or decree to which the Company or Straits is a party, or by which the properties or assets of the Company or Straits is bound or affected;

                           (iii) to the Knowledge of the Company, violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any material indenture, agreement or other instrument or Permit binding upon or applicable to the Company or Straits;

                           (iv) result in the creation of any lien, charge or other encumbrance on any Acquired Assets; or

                           (v) except as otherwise set forth in Schedule 3.04 attached hereto, require any of Straits or the Company to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any third party or any Governmental Authority.

         3.05 NO PROCEEDINGS. No suit, action or other proceeding is pending or, to the Knowledge of the Company, threatened before any Governmental Authority seeking to restrain the Company or Straits or prohibit their entry into this Agreement or prohibit the Closing, or seeking damages against either Straits, the Company or their Properties as a result of the consummation of this Agreement.

         3.06 EQUIPMENT LEASES. Schedule 3.06 attached hereto contains an accurate and complete list and description of all equipment or other tangible personal property, including, without limitation, locomotives and railcars, leased by the Company in regard to the Business, including the name of the lessor, the expiration date of the lease, and the rent payable under each such lease (the "Equipment Leases"). Except as set forth on Schedule 3.06, each such Equipment Lease may be cancelled by the Company on not more than 90 days' notice. True and complete copies of all such Equipment Leases have been furnished to the Buyer. All such Equipment Leases are in full force and effect and constitute legal, valid and binding obligations of the respective parties thereto enforceable in accordance with their terms, and grant the leasehold estates they purport to grant free and clear of all liens or other encumbrances whatsoever, except as stated on Schedule 3.06. The Company is not in default under any railcar or locomotive lease, and there is no fact which, with notice and/or passage of time would constitute such a default, including, without limitation, the consummation of the transactions contemplated by this Agreement. To the Knowledge of the Company, except as described in Schedule 3.06, none of the parties contracting with the Company is in default under any material provision of such Equipment Leases.

         3.07 EQUIPMENT AND OTHER TANGIBLE PROPERTY. The Company has good and merchantable title to all of the railcars, vehicles, Track and railcar repair equipment, radios, fixtures, equipment and other tangible personal property and a valid lease for all locomotives which the Company uses in connection with its Business and/or purports to own as reflected on its financial books and records, including, without limitation those reflected on the Annual Financial Statements and the Interim Financial Statements, or acquired after such date (other than personal property sold or otherwise disposed of in the ordinary and usual course of business subsequent to June 30, 2003), and, except as disclosed on Schedule
3.07 attached, are free and clear of all mortgages, liens, security interests and encumbrances of any nature whatsoever except for Permitted Liens (as defined in Section 3.10 below) and as described on Schedule 3.07 attached hereto. The Company shall at Closing have an inventory of expendable material and supplies (not including rails and ties) in amounts routinely maintained by it, including diesel fuel, to allow for continued operation after Closing until such expendable materials and supplies can be obtained in the ordinary course of business.

         The parties agree that the locomotives used by the Company will be owned by SFS and conveyed by SFS to Buyer at Closing pursuant to the SFS Purchase Agreement.

         3.08 CONDITION OF PERSONAL PROPERTY OTHER THAN TRACKS. All tangible personal property (other than Track and bridges) owned by the Company or used by the Company in its Business is in all material respects and to the Knowledge of the Company in good condition, normal wear and tear excepted, and is in good operating order except as otherwise described on Schedule 3.08 attached. To the Knowledge of the Company, all of the equipment owned or operated by the Company is maintained and operated in material compliance with all federal, state and local laws and regulations.

         3.09 CONDITION OF TRACK AND BRIDGES. True and complete copies of all periodic Track and bridge inspections and exemption reports in the possession or under the control of the Company or any of its agents describing the condition of all of the Track and bridges owned or operated by the Company have been provided to the Buyer. To the Knowledge of the Company and except as otherwise disclosed in the inspection reports listed on Schedule 3.09 attached hereto conducted in accordance with (i) the Railroad Code of 1993, Public Act 354 of 1993 of the State of Michigan, and (ii) the Company's monthly inspection of lift rails (connectors) required for moveable bridges in accordance with the U.S. Department of Transportation, Federal Railroad Administration Office of Safety Inspections, all of such Track and bridges are in good, safe operating order. To the Knowledge of the Company, all of the Track and bridges owned or operated by the Company are maintained and operated in Material compliance with all federal, state and local laws and regulations, requirements of grants, loan documents or any other agreements with third parties.

         3.10 REAL ESTATE OWNED. Schedule 3.10 attached hereto provides a summary description of all real estate assets and owned rights-of-way, including easements, held by the Company and used in the Business (the "Real Estate"), other than trackage rights held by the Company which are described in Schedule
3.12 hereof and the Excluded Assets. Except as set forth on Schedule 3.10, the Company holds sufficient rights in and to all easements or other rights necessary for perpetual access thereto, and owns outright all buildings and other structures, improvements and fixtures thereon, free and clear of all mortgages, liens or other encumbrances whatsoever, except for (i) liens for taxes, assessments, levies, fees and other governmental charges which are not due and payable or which may hereafter be paid without penalty, (ii) road crossing agreements or similar rights of use with or by governmental authorities or private parties; (iii) leases, pole and wire agreements, easements, licenses, permits and similar agreements; (iv) matters of public record; (v) rights of reverter that will not be violated as long as the affected real property is used for rail freight operations; and (vi) rights reserved to or vested in any governmental authority with respect to the properties or assets or their regulation, including but not limited to the rights of the State of Michigan to require crossing improvements (collectively, "Permitted Liens"), none of which Permitted Liens, individually or in the aggregate, (x) materially interferes with the ability of the Company to conduct rail freight operations substantially as those operations are conducted by the Company as of the date of the Agreement, or (y) secures any indebtedness of the Company. The Company is not in receipt of any notice that any structures, improvements, fixtures and equipment on the Real Estate fail to conform in any Material respect to any applicable state, federal and local laws, regulations, zoning and building ordinances and health and safety ordinances. To the Knowledge of the Company, the Real Estate is zoned for the various purposes for which such real estate is currently being used. Except as set forth on Schedule 3.10, no notice from any governmental body has been served upon, or received by, the Company or either of the Sellers claiming any violation of any such law, regulation, code or ordinance, or requiring any substantial work, repairs, construction, alterations or installation on or in connection with the Real Estate which has not been complied with. Except as disclosed on Schedule 3.10, there are no outstanding assessments or pending assessments to which the Real Estate is subject. The physical condition of the Track, the Tangible Personal Property and the Rail Lines, and the Company's title to same, will be sufficient on the date of Closing to enable Buyer to conduct rail freight transportation operations over all or any portion of the Rail Lines on the day following the date of Closing, and the rail corridors described on Schedule 1.01(a)(i) constitute continuous rail corridors between the endpoints of the Rail Lines. The Rail Lines constitute a continuous rail corridor between the various end points, and the Company has continuously conducted rail operations over and across the Rail Lines during the period of the Company's ownership thereof.

         3.11 REAL ESTATE LEASED.

                  (a) Schedule 3.11 attached hereto sets forth a list and summary description of all real estate leased to or by the Company (including leases for right-of-way, licenses and other right of access documents) ("Leased Real Estate"), other than trackage rights held by the Company which are described in Schedule 3.12 hereof and the Excluded Assets, and all leases, subleases, licenses and other agreements by which the Leased Real Estate was leased to or by the Company ("Leases") including the name of the landlord and the name of the tenant. The Leased Real Estate and the Leases are separately categorized and listed on Schedule 3.11 based upon whether the Company is ultimately the landlord or tenant pursuant to the Leases. Accurate and complete copies of all leases of Leased Real Estate shall be furnished to Buyer by or before Closing.

                  All Leases are in full force and effect and constitute legal, valid and binding obligations of the respective parties thereto enforceable in accordance with their terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors' rights generally, and grant the leasehold estates they purport to grant free and clear of all mortgages, liens or other encumbrances whatsoever, except as stated on Schedule 3.11. To the Knowledge of the Company, there is not under any of such instruments any existing or claimed default, event of default or event which with notice or lapse of time or both would constitute an event of default, including the consummation of the transactions contemplated by this Agreement. The Company is not in receipt of any notice that any structures, improvements, fixtures and equipment on the Leased Real Estate fail to conform in any Material respect to any applicable state, federal and local laws, regulations, zoning and building ordinances and health and safety ordinances. To the Knowledge of the Company, the Leased Real Estate is zoned for the various purposes for which such real estate is currently being used. Except as set forth on Schedule 3.11, no notice from any governmental body has been served upon, or received by, the Company or either of the Sellers claiming any violation of any such law, regulation, code or ordinance, or requiring any substantial work, repairs, construction, alterations or installation on or in connection with the Leased Real Estate which has not been complied with. Except as set forth on Schedule 3.11, rental and/or license payments owing under such Leases have been collected by the Company in the ordinary course of business, all rental or license payments owing to the Company as landlord under such Leases have been collected by the Company in the ordinary course of business.

                  (b) Schedule 3.11 includes all licenses, crossing right agreements and other agreements encumbering or affecting any of the Real Estate or Leased Real Estate which is owned by the Company, granting access to third parties from the Company. The rents or revenues derived from these licenses, crossing right agreements, and other agreements are paid and current and listed on Schedule 3.11, but no more than one installment is paid in advance and the rents and revenues are consistent with those reflected on the Financial Statements.

                  (c) The Company shall provide the Buyer with addresses and contact information for all tenants and licensees and, if requested by Buyer, the Company shall notify all such tenants and licensees of this transaction and the need to forward future rents and revenues to the Buyer.

         3.12 OPERATING AGREEMENTS. Schedule 3.12 attached hereto contains an accurate and complete list of all current operating agreements between the Company and any third party (the "Operating Agreements"); provided, however, the parties acknowledge that certain operating rights of the Company result from agreements entered into by the Company's predecessors in interest and the attached list is based upon the Company's commercially reasonable efforts to locate all such operating agreements. Such Operating Agreements include trackage rights agreements, interchange agreements, joint facility contracts, Michigan Department of Transportation contracts, car hire agreements, contract switching agreements and marketing agreements. All of such agreements are in full force and effect and constitute legal, valid and binding obligations of the respective parties thereto enforceable in accordance with their terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors' rights generally, and to the Knowledge of the Company there is not under any of such instruments any existing or claimed default or event which with notice or lapse of time or both would constitute an event of default, including the consummation of the transactions contemplated by this Agreement. Accurate and complete copies of all agreements referred to in Schedule 3.12 have been furnished to Buyer.

         3.13 LABOR AND EMPLOYEE BENEFIT MATTERS.

                  (a) Schedule 3.13(a) provides a list, as of the date of this Agreement, showing the names of all employees of the Company associated with the Business, their original dates of employment, job titles and salary rates of pay for salaried employees and hourly rates for hourly compensation employees. The Company is not indebted to nor a creditor of any employee of the Company, except, for accrued wages and salaries payable by their employer.

                  (b) Except for employees represented by the Transportation Communications International Union, no employees of the Company are represented by any labor union or similar organization and there are no pending or, to the Knowledge of the Company, threatened activities the purpose of which is to achieve such representation of all or some of such employees.

                  (c) The Company is operating and has been operating in compliance in all material respects with all Legal Requirements covering employment and employment practices, terms and conditions of employment and wages and hours; and (ii) there is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company, and the Company has not experienced any work stoppage or other labor difficulty.

                  (d) Schedule 3.13(d) provides a description of each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and each personnel policy, employee manual or other written statements of rules or policies concerning employment, stock option plan, collective bargaining agreement, bonus plan or arrangement, which is sponsored, maintained or contributed to by the Sellers or the Company for the benefit of the employees or agents of the Company, which has been so sponsored, maintained or contributed to at any time during the Company's existence or with respect to which the Company has or may have any actual or contingent liability. True, correct and complete copies of each of the employee benefit plans and all other agreements, policies or arrangements described on
Schedule 3.13(d), including all amendments thereto, have been furnished to Buyer. There has also been furnished to Buyer, with respect to each employee benefit plan required to file such report and description, the most recent report on Form 5500 and the summary plan description. To the Knowledge of the Company, all employee benefit plans listed or required to be listed on Schedule 3.13(d) have timely complied and currently comply, both as to form and operation, with ERISA, the Code, and other applicable laws and with applicable Statements of Financial Accounting Standards.

         3.14 COMPLIANCE WITH LAWS. To the Knowledge of the Company, the Company is and has been in compliance in all Material respects with any and all applicable Legal Requirements governing or otherwise effecting the Acquired Assets. The Company (x) has not received or entered into any citations, complaints, consent orders, compliance schedules, or other similar enforcement orders or received any written notice from any Governmental Authority or any other written notice that would indicate that there is not currently compliance with all such Legal Requirements governing or otherwise effecting the Acquired Assets, and (y) is not in default under, and to the Knowledge of the Company, no condition exists (whether covered by insurance or not) that with or without notice or lapse of time or both would constitute a default under, or breach or violation of, any Legal Requirement or Permit applicable to the Acquired Assets.

         3.15 LITIGATION. There are no claims, actions, suits, investigations or proceedings against the Company pending or, to the Knowledge of the Company, threatened in any court or before or by any Governmental Authority, or before any arbitrator, governing or otherwise effecting the Acquired Assets.

         3.16 COMMITMENTS. Attached hereto as Schedule 3.16 is a list of all written and oral contracts, commitments, leases and other agreements (including, without limitation, promissory notes, loan agreements and other evidences of indebtedness) to which the Acquired Assets are subject or bound and/or which effect the Business, pursuant to which the obligations thereunder of either party thereto are, or are contemplated as being, in respect of any such individual contracts, commitments, leases or other agreements during the term thereof, $50,000 or greater or which are otherwise material to the Business of the Company (including, without limitation, all mortgages, deeds of trust, security agreements, pledge agreements and similar agreements and instruments and all confidentiality agreements). Except as set forth on Schedule 3.16, the Company is not, and, to the Knowledge of the Company, no other party thereto, is in default (and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default) under any such contracts, commitments, leases or other agreements, and the Company has not waived any right under any such contracts, commitments, leases or other agreements. Except as set forth on Schedule 3.16, the Company has not guaranteed any obligations of any other person nor entered into any contract or agreement, contingent or otherwise, relating to any right to lease, operate, use, supply or purchase any Material Company asset. If requested by the Buyer, the Company will cooperate and join in a written communication to any or all customers consistent with the terms outlined in Section 8.05 below.

         3.17 INSURANCE. Attached hereto as Schedule 3.17 is a list of all policies of fire, liability, business interruption and other forms of insurance and all fidelity bonds held by or applicable to the Company at any time within the past three years, which schedule sets forth in respect of each such policy the policy name, policy number, carrier, term, type of coverage, deductible amount or self-insured retention amount, limits of coverage and annual premium. Except as disclosed on Schedule 3.17 attached hereto, there has been no material change in the type of insurance coverage maintained by the Company during the past three years that has resulted in any period during which the Company had no insurance coverage. Excluding insurance policies which have expired and been replaced, no insurance policy of the Company has been canceled within the last three years and, to the Knowledge of the Company, no threat has been made to cancel any insurance policy of the Company within such period.

         3.18 INTANGIBLE PERSONAL PROPERTY RIGHTS. Schedule 3.18 sets forth all Intangible Personal Property owned, licensed or otherwise used by the Company. Except as set forth on Schedule 3.18:

                  (a) the Company owns, clear of any liens, mortgages, adverse claims, charges, security interests or other encumbrances, or is licensed or otherwise has the legally enforceable right to use, all Intangible Personal Property (as hereinafter defined) used in or necessary for the conduct of its Business as currently conducted;

                  (b) no claims are pending or, to the Knowledge of the Company, threatened that the Company is infringing on or otherwise violating the rights of any person with regard to any Intangible Personal Property used by, owned by and/or licensed to the Company and, to the Knowledge of the Company, there are no valid grounds for any such claims;

                  (c) to the Knowledge of the Company, no person is infringing on or otherwise violating any right of the Company with respect to any Intangible Personal Property owned by and/or licensed to the Company;

                  (d) to the Knowledge of the Company, there are no valid grounds for any claim challenging the ownership or validity of any Intangible Personal Property owned by the Company or challenging the Company's license or legally enforceable right to use any Intangible Personal Property licensed by it; and

                  (e) to the Knowledge of the Company, there are no patents, registered trademarks, registered service marks or registered copyrights held by the Company.

         3.19 Environmental Matters.

                  (a) Except as disclosed on the draft Environmental Review prepared by Hart & Hickman, a professional corporation, dated October 9, 2003, H & H Job No. RAI-009 ("H & H Environmental Report"), to the Knowledge of the Company, the Company (i) has obtained all applicable permits, licenses and other authorizations, which are required to be obtained under all Environmental Laws applicable to the Company; (ii) is in compliance in all material respects with all terms and conditions of such required permits, licenses and authorizations, and also is in compliance with all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (iii) as of the date hereof, is not aware of nor has received notice of any uncured past or present violations of Environmental Laws or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with Environmental Laws or which could give rise to any Material capital expenditure or common law or statutory liability, or otherwise for the basis of any claim, action, suit or proceeding against the Company under any Environmental Law.

                  (b) Except as disclosed on the H & H Environmental Report, to the Knowledge of the Company, there are no uncured past or present violations of any applicable federal, state or local laws or any applicable regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to pollution or protection of the environment ("Environmental Laws"), including laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials into ambient air, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes, including petroleum, by the Company (or its agents); and

                  (c) Except as disclosed on the H & H Environmental Report, the Company has not entered into any agreement to undertake or pay for any response action of any kind or nature or to pay any damages (including punitive damages), costs, fines or penalties associated with any release or threatened release of any pollutant, contaminant or hazardous or toxic material or waste, including petroleum, at any location.

                  (d) Notwithstanding the foregoing representations, Sellers are not making any environmental representations regarding the property commonly known as the Bay City River Lot, which property is more fully described on
Schedule 3.19(d) attached (the "Bay City River Lot"), and Buyer is acquiring the Bay City River Lot in an "as is, where is" condition as it relates to environmental matters.

         3.20 LICENSES AND PERMITS. Attached hereto as Schedule 3.20 is a list of all Permits held or applied for by the Company relating to the Acquired Assets and/or the operation of the Business. Except as set forth on Schedule
3.20 attached hereto, to the Knowledge of the Company, the Company has complied in all material respects, and is in compliance in all material respects, with the terms and conditions of all such licenses, certificates and permits and no violation of any such licenses, certificates or permits or the laws or rules governing the issuance or continued validity thereof has occurred. Except as set forth on Schedule 3.20 attached hereto, no additional Permit is required from any Governmental Authority in connection with the conduct of the Business of the Company. Except as set forth on Schedule 3.20 attached hereto, no claim has been made by any Governmental Authority (and, to the Knowledge of the Company, no such claim is anticipated) to the effect that a Permit is necessary in respect of the Business conducted by the Company.

         3.21 CUSTOMERS AND SUPPLIERS. To the Knowledge of the Company, no customer or supplier of the Company will, as a result of the transactions contemplated hereby or otherwise, cease to do business with the Buyer, as successor to the Company and its Business, after the consummation of the transactions contemplated hereby in the same manner as previously conducted with the Company. The Sellers have not received any notice of termination or of any disruption (including delayed deliveries) of the services, materials or products supplied by suppliers.

         3.22 Taxes.

                  (a) The Company has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Company (whether or not shown on any Tax

Return and whether or not any Tax Return was required) have been paid. No claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, except for liens for Taxes not yet due.

                  (b) All transfer, documentary, sales, use, stamp, registration and other fees (including any penalties, interest and additions) incurred in connection with this Agreement shall be paid by the Company when due.

                  (c) Year 2003 Michigan property taxes applicable to operating Real Estate net of allowable credits shall be a zero amount due to the availability of tax credits for maintenance of way and maintenance of equipment expenses.

                  (d) If the Closing occurs on or after January 1, 2004, the Company shall prepare and file the annual railroad property tax filing for tax year 2003 to the State of Michigan, including documentation to allow maintenance of way and maintenance of rolling stock tax credit. In such event, the Company will provide advance copy of such filing to Buyer for review and will provide to Buyer copies of all centrally assessed tax assessment notices and valuation information for year 2003 within fifteen (15) days of receipt. If the Closing occurs before January 1, 2004, the terms of Section 7.09 shall apply. Buyer shall cooperate with the Company in providing any information or documentation necessary to prepare such return.

         3.23 ACCOUNTS RECEIVABLE AND PAYABLE; INVENTORY.

                  (a) Schedule 3.23 includes an aged account receivable list of all accounts of the Company as at September 30, 2003. Except for interline accounts receivable, none of such receivables by their terms are due more than sixty (60) days after the date of service or sale giving rise to such receivables.

                  (b) All trade and interline accounts payable of the Company have originated in the ordinary course of the Company's Business. Schedule 3.23 includes an aged account payable list of all accounts of the Company as at September 30, 2003.

                  (c) Except as otherwise set forth in Schedule 3.23, the accounts receivable reflected on the September 30, 2003 balance sheet included in the Financial Statements that have been provided to Buyer and all of the Company's accounts receivable arising since September 30, 2003 arose from bona fide transactions in the ordinary course of business and no further services are required to be rendered in order to entitle the Company to collect the accounts receivable in full. Except as set forth in Schedule 3.23, no such account has been factored, assigned or pledged to any other person, firm or corporation, all such accounts are owned by the Company, free and clear of any lien or encumbrance and, except only to the extent fully reserved against as set forth in the September 30, 2003 balance sheet included in such Financial Statements that have been provided to Buyer, no defense or set-off to any such account has been asserted by the account obligor or exists. The Company's inventory is valued on the Company's books of account in accordance with GAAP (on an average cost basis) at the lower of cost or market.


              ARTICLE IV. - REPRESENTATIONS AND WARRANTIES OF BUYER

         In order to induce the Sellers to consummate the transactions under this Agreement, RATC and Buyer hereby jointly and severally represent and warrant to the Sellers that as of the date hereof and as of the Closing Date:

         4.01 CORPORATE EXISTENCE AND QUALIFICATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; has the corporate power to own, manage, lease and hold its properties and to carry on its business as and where such properties are presently located and such business is presently conducted; and is duly qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions where the character of its properties or the nature of its business requires it to be so qualified.

         4.02 AUTHORITY, APPROVAL AND ENFORCEABILITY. This Agreement has been duly executed and delivered by Buyer, has been approved by the Board of Directors of Buyer and Buyer has all requisite corporate power and legal capacity to execute and deliver this Agreement and all Related Agreements executed and delivered or to be executed and delivered by Buyer in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Related Agreements, and to perform its obligations hereunder and under the Related Agreements. This Agreement and each Related Agreement to which Buyer is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors' rights generally.

         4.03 NO DEFAULT OR CONSENTS. Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will:

                           (iii) violate or conflict with any of the terms, conditions or provisions of Buyer's Certificate of Incorporation or bylaws;

                           (iv) violate any Legal Requirements applicable to Buyer;

                           (v) violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any contract or Permit applicable to Buyer;

                           (vi) result in the creation of any lien, charge or other encumbrance on any property of Buyer other than under the Buyer's credit agreement with Bank of Nova Scotia as collateral agent (the "Credit Agreement"); or

                           (vii) require Buyer to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority other than the Surface Transportation Board (the "STB") approvals as set forth in Section 5.07.

         4.04 NO PROCEEDINGS. No suit, action or other proceeding is pending or, to Buyer's knowledge, threatened before any Governmental Authority seeking to restrain Buyer or prohibit its entry into this Agreement or prohibit the Closing, or seeking damages against Buyer or its properties as a result of the consummation of this Agreement.


                    ARTICLE V. - OBLIGATIONS PRIOR TO CLOSING

         From the date of this Agreement through the Closing:

         5.01 BUYER'S ACCESS TO INFORMATION AND ACQUIRED ASSETS. The Company has and shall continue to permit Buyer and its authorized employees, agents, accountants, legal counsel and other representatives to have access to the books, records, employees, counsel, accountants, and other representatives of the Company at all times reasonably requested by Buyer for the purpose of conducting an investigation of the Company's financial condition, corporate status, operations, prospects, business and Acquired Assets. The Company has and shall continue to make available to Buyer for examination and reproduction all documents and data of every kind and character relating to the Company in possession or control of, or subject to reasonable access by, the Company and/or the Sellers, including, without limitation, all files, records, data and information relating to the Acquired Assets (whether stored in paper, magnetic or other storage media) and all agreements, instruments, contracts, assignments, certificates, orders, and amendments thereto. Also, the Company has and shall continue to allow Buyer access to, and the right to inspect, the Acquired Assets, except to the extent that such Acquired Assets are operated by a third-party operator, in which case the Company shall use its best efforts to cause the operator of such Acquired Assets to allow Buyer access to, and the right to inspect, such Acquired Assets.

         5.02 COMPANY'S CONDUCT OF BUSINESS AND OPERATIONS. The Company and the Sellers shall keep Buyer advised as to all material operations and proposed material operations relating to the Company. The Company shall (a) conduct its Business in the ordinary course, (b) keep available the services of present employees, provided the parties understand that the Union Contract is scheduled to expire December 31, 2003, (c) maintain and operate the Acquired Assets in a good and workmanlike manner, (d) pay or cause to be paid all costs and expenses (including but not limited to insurance premiums) incurred in connection therewith in a timely manner, (e) use reasonable efforts to keep all contracts listed or required to be listed on Schedule 3.12 in full force and effect, (f) materially comply with all of the covenants contained in the contracts listed on Schedule 3.12, and (g) maintain in force until the Closing Date insurance policies equivalent to those in effect on the date hereof. Except as otherwise contemplated in this Agreement, the Company will use its best efforts to preserve the present relationships of the Company with persons having significant business relations therewith.

         5.03 GENERAL RESTRICTIONS. Except as otherwise expressly permitted in this Agreement, without the prior written consent of Buyer, the Company shall not:

                           (i) create, incur, assume, guarantee or otherwise become liable or obligated with respect to any indebtedness that would cause there to be a lien upon the Acquired Assets which is not removable with purchase price funds;

                           (ii) enter into, amend or terminate any material agreement that would detrimentally effect the Company's Business or Acquired Assets, except the parties acknowledge that the Union Contract is scheduled to expire on December 31, 2003 and the Company shall not be prohibited from pursuing the amendment of the Union Contract to extend its term beyond that date if the transaction does not close by December 31, 2003;

                           (iii) sell, transfer, lease, mortgage, encumber or otherwise dispose of, or agree to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Acquired Assets except (A) in the ordinary course of business, (B) in regard to the transfer of any Excluded Assets as described in Section 1.06 or (C) in regard to the locomotives to be transferred to SFS as described in Section 3.07;

                           (iv) settle any material claim or litigation, or file any material motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator that would detrimentally effect the Company's Business or Acquired Assets;

                           (v) allow its levels of fuel inventory to vary in any material respect from the levels customarily maintained if such actions would detrimentally effect supplier relations;

                           (vi) enter into any transaction or make any commitment which could result in any of the representations, warranties or covenants of the Company and/or Sellers contained in this Agreement not being true and correct after the occurrence of such transaction or event; or

                           (vii) commit to do any of the foregoing.

         5.04 NOTICE REGARDING CHANGES. The Company and Straits shall promptly inform Buyer in writing of any material change in facts and circumstances that could render any of the representations and warranties made herein by the Company and/or the Sellers inaccurate or misleading if such representations and warranties had been made upon the occurrence of the fact or circumstance in question. The Buyer shall promptly inform the Company and Straits in writing of any change in facts and circumstances that could render any of the representations and warranties made herein by it inaccurate or misleading if such representations and warranties had been made upon the occurrence of the fact or circumstance in question.

         5.05 ENSURE CONDITIONS MET. Subject to the terms and conditions of this Agreement, each party hereto shall take or cause to be taken all actions and do or cause to be done all things required under applicable Legal Requirements in order to consummate the transactions contemplated hereby, including, without limitation, (i) obtaining all Permits, authorizations, consents and approvals of any Governmental Authority or other person which are required for or in connection with the consummation of the transactions contemplated hereby and by the Related Agreements, (ii) taking any and all actions necessary to satisfy all of the conditions to each party's obligations hereunder as set forth in Article VI, and (iii) executing and delivering all agreements and documents required by the terms hereof to be executed and delivered by such party on or prior to the Closing.

         5.06 EMPLOYEE MATTERS.

                  (a) The Company shall permit Buyer to contact and make arrangements with the Company's employees who are involved in the Business for the purpose of assuring their employment by the Buyer after the Closing, and the Company agrees not to discourage any such employees from consulting with Buyer.

                  (b) The Company shall use its best efforts to keep available the services of its present employees through the Closing Date.

         5.07 SURFACE TRANSPORTATION BOARD. Pursuant to the provisions of 49 U.S.C. 10902 and the procedures set forth in 49 C.F.R. SubPart E, Buyer shall, at its sole expense, prepare and file such documents which shall be in manner satisfactory in form and substance to Sellers, as may be required to secure approval, or an exemption from such approval, by the STB of this transaction. If requested by the Company, Buyer shall also file with the STB a petition for waiver asking for a waiver from the sixty (60) day labor notice provision of 49 C.F.R. 1150.42(e) which is addressed in Section 5.11 so as to allow the transaction to be consummated and effective on or before December 31, 2003. Buyer shall file the STB exemption within three (3) business days of the execution date of this Agreement and agrees to undertake any and all good faith efforts necessary to seek and obtain STB approval, or an exemption therefrom, in an expeditious manner. Sellers agree to cooperate with the Buyer and provide the Buyer in a timely fashion with all information necessary or desirable to include in any such documents and shall be allowed to intervene in the STB proceeding in any form or manner as necessary to insure STB approval by the Closing Date of this transaction. In the event the STB imposes any labor protection conditions in conjunction with its grant of approval, or exemption from approval, of this transaction, Buyer agrees it will be responsible for the costs and expenses associated with such labor protection conditions.

         5.08 PAYOFF AND ESTOPPEL LETTERS. Prior to Closing, the Company shall request payoff and estoppel letters with respect to all Company indebtedness which creates a lien upon the Acquired Assets, which letters shall contain payoff amounts, per diems, wire transfer instructions and an agreement to deliver, upon full payment, UCC-3 termination statements and other appropriate releases to the extent needed to release such liens at Closing. At or prior to Closing, the Company shall satisfy all payoff amounts which are required by the applicable lenders to be paid to release the liens in the Acquired Assets at Closing.

         5.09 NO SHOP. From the date hereof to the Closing, neither of Straits nor the Company shall, or cause any agent on its behalf to, offer any of the Acquired Assets or the Company (or a material part of its assets in one transaction or a series of transactions) for sale or lease, or solicit offers to buy or lease the Acquired Assets or the Company (or a material part of its assets in one transaction or in a series of related transactions), or hold discussions with any party (other than Buyer) looking toward such an offer or solicitation or toward a merger, share exchange or consolidation of the Company with or into another entity or any similar transaction. From the date hereof to the Closing and except for the Excluded Assets, the Sellers, directly or indirectly, shall not, and shall not allow the Company to, enter into any agreement with any party other than Buyer with respect to the sale, lease or other disposition of either the capital stock or the assets of the Company (except for the sale of scrap rail which will not exceed Fifty Thousand Dollars ($50,000.00) in proceeds, to be shared equally between the Company and Buyer) or with respect to any merger, share exchange, consolidation or similar transaction involving the Company.

         5.10 LABOR NOTICE. Prior to or simultaneous with the execution of this Agreement, the Buyer shall comply with 49 C.F.R. 1150.42(e) by providing to the Company a notice of its intent to consummate the transactions outlined in this Agreement and having the Company post the notice at the Company's offices where employees involved in the Business are employed, which consist of the main Company facility in Bay City and field offices in Durand, Saginaw and Bay City, and serving a copy of the notice on the National Office of the Transportation Communications International Union, setting forth (i) the types and numbers of jobs expected to be available, (ii) the terms of employment and principles of employee selection, and (iii) the lines that are to be transferred, by virtue of the Labor Notice and concurrent with the posting of the Labor Notice shall certify to the STB that it has posted the Labor Notice accordingly.

         5.11 NORTH BAY CITY YARD. Straits will cause its second-tier subsidiary Detroit & Mackinac Railway Company ("D & M") to execute and deliver to the Company a non-exclusive easement for the North Bay City Yard to document the rights of the Company to access the North Bay City Yard as necessary for the Company to serve the Dow Docks, which rights are outlined in a certain Easement Agreement dated March 27, 1997 between D & M and Lake State Railway Company. This non-exclusive easement will be assigned by the Company to the Buyer at Closing in accordance with Section 2.02(ii).

          ARTICLE VI. - CONDITIONS TO SELLERS' AND BUYER'S OBLIGATIONS

         6.01 CONDITIONS TO OBLIGATIONS OF THE SELLERS. The obligations of the Sellers to carry out the transactions contemplated by this Agreement are subject, at the option of the Sellers, to the satisfaction or waiver of the following conditions:

                  (a) All representations and warranties of Buyer contained in this Agreement shall be true and correct at and as of the Closing, and Buyer shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing. Sellers shall have received a certificate, dated as of the Closing Date, signed by the President or any Vice President of the Buyer certifying the foregoing.

                  (b) As of the Closing Date, no suit, action or other proceeding shall be pending or threatened before any Governmental Authority for the purpose or with the probable or reasonably likely effect of enjoining or preventing the consummation of this Agreement or seeking damages on account thereof.

                  (c) The Buyer shall have furnished Sellers with a certified copy of all necessary corporate action on its behalf approving the Buyer's execution, delivery and performance of this Agreement.

                  (d) Buyer shall have delivered such good standing certificates, officers' certificates and similar documents and certificates as counsel for the Sellers and the Company shall have reasonably requested prior to the Closing Date.

                  (e) Sellers shall have received the opinion of RailAmerica, Inc.'s General Counsel, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, with respect to the matters contained in Sections 4.01, 4.02 and 4.03(i). In rendering such opinion, such counsel may rely on certificates of governmental officials.

                  (f) Buyer shall have simultaneously with the Closing of this Agreement closed upon the SFS Purchase Agreement.

         6.02 CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer to carry out the transactions contemplated by this Agreement are subject, at the option of Buyer, to the satisfaction, or waiver by Buyer, of only the following conditions and no others:

                  (a) All representations and warranties of the Sellers contained in this Agreement shall be true and correct at and as of the Closing, provided, however, changes in circumstances or facts occurring between the execution date of this Agreement and the Closing which may cause a representation or warranty to be incorrect at and as of the Closing, but which change in circumstances or facts does not cause there to be a Material Adverse Change to the Acquired Assets or Business, shall not be deemed to be a failure of this condition precedent.

                  (b) As of the Closing Date, no suit, action, or other proceeding shall be pending or threatened (i) against either Sellers or Buyer before any Governmental Authority enjoining or which is reasonably likely to enjoin the consummation of this Agreement, or (ii) against the Sellers which could cause there to be either (A) a lien placed upon the Acquired Assets, or
(B) a Material Adverse Change to the Acquired Assets or Business.

                  (c) Each of the Sellers and the Company shall have furnished Buyer with a certified copy of all necessary corporate action on its behalf approving the execution, delivery and performance of this Agreement, including, without limitation, any required approval by the shareholders of Straits.

                  (d) All agreements, commitments and understandings between the Company and any Affiliate which effect the Acquired Assets or Business thereof shall have been terminated in all respects on terms satisfactory to Buyer, and all obligations, claims or entitlements thereunder shall be unconditionally waived and released by such Affiliates and written evidence thereof.

                  (e) In accordance with Sections 5.07 and 5.10, the STB shall have approved or exempted the transaction contemplated hereby and such authority shall be effective.

                  (f) Sellers and the Company shall have delivered such good standing certificates, officers' certificates and similar documents and certificates as counsel for the Buyer shall have reasonably requested prior to the Closing Date.

                  (g) The Buyer shall have received copies of "payoff" or "estoppel" letters or other evidence, reasonably satisfactory to it, of the termination, at or prior to Closing, of all Liens that encumber the Acquired Assets pursuant to Section 5.08 (except for Permitted Liens and the GMAC lien on certain vehicles that will be assumed by the Buyer).

                  (h) The Buyer shall have received the opinion of Stone, Biber & O'Toole, P.L.L.C., counsel to the Company ("Company Counsel"), dated as of the Closing Date, addressed to the Buyer and in form and substance reasonably satisfactory to the Buyer, with respect to the matters contained in Sections 3.01, 3.02 and 3.04(i). In rendering such opinion, Company Counsel may rely as to factual matters on certificates of officers, directors and shareholders of the Company and on certificates of governmental officials.

                  (i) SFS shall have closed upon the SFS Purchase Agreement, or otherwise be ready and able to close upon the SFS Purchase Agreement, simultaneously with the Closing of this Agreement.

                  (j) The assignment of all Operating Agreements which require the consent of third parties shall have been consented to by the applicable third parties, and such consents shall have been delivered to the Buyer.

                  (k) Sellers shall have delivered all of the documents required to be delivered by the Sellers pursuant to Section 2.02.

                  (l) Buyer will have appropriate evidence to confirm that the deeds of conveyance for the Real Estate are in compliance with the Michigan Land Division Act.


                     ARTICLE VII. - POST-CLOSING OBLIGATIONS

         7.01 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by each party in this Agreement and in each Schedule shall survive the Closing Date for a period of twelve (12) months after the Closing notwithstanding any investigation at any time made by or on behalf of the other party; provided, however, that the representations and warranties set forth in
Section 3.19 shall survive the Closing Date for a period of twenty-four (24) months after the Closing and representations and warranties set forth in Section
3.22 and any intentional fraud shall survive until the expiration of the applicable statute of limitations. All representations and warranties related to any claim asserted in writing prior to the expiration of the applicable survival period shall survive (but only with respect to such claim) until such claim shall be resolved and payment in respect thereof, if any is owing, shall be made.

         7.02 INDEMNIFICATION.

                  (a) The Sellers shall, subject to the limitations set forth in the last sentence of this Section 7.02(a), jointly and severally, indemnify and defend and hold harmless the Buyer and its officers, directors, employees, agents, representatives and affiliates against and with respect to any and all damages, claims, losses, penalties, liabilities, actions, fines, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) (all of the foregoing hereinafter collectively referred to as a "Loss"), after the Closing Date, arising from, in connection with or with respect to the following items: (i) (A) any misrepresentation of a surviving representation or breach of a surviving warranty by the Company or either of the Sellers under
Article III hereof, or (B) any failure to fulfill any agreement or covenant on the part of the Company or either of the Sellers; and (ii) any and all actions, suits, proceedings, judgments, settlements (to the extent approved or entered into by the Sellers as hereinafter provided), costs, penalties and legal and other expenses incident to any of the foregoing. The remedies provided in this
Section 7.02 shall be the exclusive remedies afforded to Buyer with respect to breaches of the representations and warranties set forth in Article III. Notwithstanding anything to the contrary contained in this Agreement, the Sellers shall have no obligation to indemnify the Buyer pursuant to this Section
7.02 unless the aggregate amount of Losses incurred by the Buyer to which the Buyer has the right to be indemnified under this Section 7.02 exceeds $100,000 at which point, the Sellers shall indemnify the Buyer for the full amount of such Losses in excess of $100,000, and Sellers shall have no obligation to indemnify the Buyer pursuant to this Section 7.02 for the aggregate amount of Losses incurred by Buyer to which the Buyer has the right to be indemnified under this Section 7.02 in excess of (i) $750,000 in regard to a Loss resulting from a misrepresentation of the Sellers under Section 3.19 for which the Buyer has the right to be indemnified under Section 7.02, or (ii) $400,000 in regard to all other matters for which Buyer has the right to be indemnified under
Section 7.02. Further, the Sellers shall have no obligation to indemnify the Buyer pursuant to this Section 7.02 for environmental claims or issues relating to the Bay City River Lot.

                  (b) The Buyer and RATC shall jointly and severally, subject to the limitations set forth in the last sentence of this Section 7.02(b), indemnify and defend and hold harmless the Sellers against and with respect to any and all Losses, regardless of whether an action has been filed or asserted against the Sellers after the Closing Date, arising from, in connection with or with respect to the following items: (i) any misrepresentation, breach of any surviving warranty, or failure to fulfill any agreement or covenant on the part of the Buyer under this Agreement, including any Contract or accounts payable assumed by the Buyer as part of the Acquired Assets and (ii) any and all actions, suits, proceedings, judgments, settlements (to the extent approved or entered into by Buyer as hereinafter provided), costs, penalties and legal and other expenses incident to any of the foregoing. The remedies provided in this
Section 7.02 shall be the exclusive remedies afforded to Sellers with respect to breaches of the representations and warranties set forth in Article IV. Notwithstanding anything to the contrary contained in this Agreement, the Buyer shall have no obligation to indemnify the Sellers pursuant to this Section 7.02(b); unless the aggregate amount of Losses incurred by the Sellers to which the Sellers have the right to be indemnified under this Section 7.02(b) exceeds $100,000, at which point the Buyer shall indemnify the Sellers for the full amount of such Losses in excess of $100,000, and Sellers shall have no obligation to indemnify the Buyer pursuant to this Section 7.02 for the aggregate amount of Losses incurred by Buyer to which the Buyer has the right to be indemnified under this Section 7.02 in excess of $400,000.

                  (c) If any action or proceeding shall be commenced, or if any claim, demand or assessment be asserted, in respect of which any party ("Indemnitee") proposes to hold any other party ("Indemnitor") liable under the indemnity provisions of this Section 7.02 (a "Claim"), then if the Indemnitor shall, at its option, acknowledge its indemnification obligation and notify Indemnitee of its election to contest or defend any such Claim, such Indemnitor shall be entitled, at its sole cost and expense, to contest or defend the same with counsel of its own choosing, and Indemnitee shall not admit any liability with respect thereto or settle, compromise, pay or discharge the same without the prior written consent of the Indemnitor so long as any Indemnitor is contesting or defending the same in good faith, and Indemnitee (and its successors and assigns) shall cooperate with the Indemnitor in the contest or defense thereof (and the Indemnitor shall reimburse Indemnitee for the Indemnitee's reasonable actual out-of-pocket expenses incurred in connection with such cooperation) and Indemnitee shall enter into any settlement with respect thereto recommended by Indemnitor so long as the amount of such settlement is paid by the Indemnitor and no obligation to perform or refrain from performing any act shall be imposed upon Indemnitee by reason thereof and such settlement otherwise is reasonable.

                  (d) Notwithstanding the foregoing, any Indemnitee shall be entitled to conduct its own defense at the reasonable cost and expense of the Indemnitor if not doing so could materially prejudice the Indemnitee due to the nature of any claims or counterclaims presented or by virtue of a conflict between the interest of the Indemnitee and the Indemnitor, and provided further that in any event the Indemnitee may participate in such defense at its own expense. If Indemnitee shall have given Indemnitor thirty (30) days written notice that it intends to assume the defense of any Claim and if the Indemnitor fails to assume the defense of such Claim as provided above by the end of such thirty (30) day period or such later reasonable time (which shall be such period of time as will not result in prejudice to the rights of the Indemnitee), then the Indemnitee shall have the right to prosecute and conduct its own defense by counsel of its choice, and in connection therewith shall have full right to conduct the defense thereof and to enter into any compromise or settlement thereof with the consent of the Indemnitor (which shall not unreasonably be withheld, conditioned or delayed). Such defense shall be at the cost and expense of the Indemnitor if it is subsequently determined that the Indemnitor was obligated to defend or indemnify the Indemnitee with respect to such action, proceeding, claim, demand or assessment.

                  (e) Any indemnification payment by Sellers shall be considered an adjustment to the Purchase Price.

         7.03 FURTHER ASSURANCES. Following the Closing, the Company, the Sellers and the Buyer shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other party hereto to carry out the transactions contemplated by this Agreement.

         7.04 PUBLICITY. None of the parties hereto shall issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the transactions contemplated hereby, without the advance approval in writing of the form and substance thereof by each of the other parties, except as required by law (in which case, so far as possible, there shall be consultation among the parties prior to such announcement), and the parties shall endeavor jointly to agree on the text of any announcement or circular so approved or required. The parties have agreed to a press release to be issued shortly after execution of this Agreement.

         7.05 POST-CLOSING TRANSFERS.

                  (a) For a period of twenty-four (24) months following the Closing Date, the Buyer agrees to effect such transfers of Excluded Assets as reasonably requested by the Sellers, and the Buyer will not take any actions to frustrate, burden, or interfere with Sellers' ability to use, sell, transfer, or otherwise control the Excluded Assets. For a period of twenty-four (24) months following the Closing, the Company agrees to effect such transfers of property and assets, other than the Excluded Assets, as reasonably requested by the Buyer in order to ensure that all property and assets used in the Business of the Company are transferred to the Buyer or its assignee in accordance with the terms of this Agreement and/or the SFS Purchase Agreement.

                  (b) For a period of twenty-four (24) months following the Closing Date, the Company and Straits agree to effect such transfers of property and assets, other than the Excluded Assets, as reasonably requested by the Buyer in order to ensure that all property and assets used in the Business of the Company are transferred to the Buyer.

                  (c) Any post-closing transfer and the corresponding deed of conveyance requested to be delivered in accordance with the foregoing provisions of this Section 7.05 shall comply with the terms of the Michigan Land Division Act.

         7.06 RECORD RETENTION. From and after the Closing Date, Buyer shall, whenever reasonably requested by the Company, permit the Company to have reasonable access to, and make copies at the Company's expense of, all business records provided to Buyer in accordance with this Agreement. Buyer, at Buyer's cost and expense, shall preserve and maintain the records relating to the Business for at least three (3) years after the Closing Date. If requested by the Company in writing during the third (3rd) year after the Closing Date, Buyer shall offer such books and records to the Company.

         7.07 POST-CLOSING COOPERATION. The Sellers agree to cooperate with the Buyer post-closing to insure the prompt deliver to the Buyer of any correspondence, invoices, or similar matters which are addressed to the Company but which relate to the Acquired Assets and/or the Business. Further, the Buyer agrees to cooperate with the Sellers post-closing to insure the prompt deliver to the Sellers of any correspondence, invoices, or similar matters which are addressed to the Buyer but which relate to assets or business of the Company not being sold to Buyer hereunder.

         7.08 COMMERCIALLY REASONABLE EFFORTS; PURCHASE OF UNCOLLECTED ACCOUNTS RECEIVABLE.

                  (a) The Buyer shall use commercially reasonable efforts subsequent to Closing to collect the Company's accounts receivable included in the Current Assets.

                  (b) The Company shall purchase from the Buyer at face value any accounts receivable included in the Current Assets that are not collected by the Buyer within one hundred twenty (120) days of the Closing Date.

         7.09 ANNUAL RAILROAD PROPERTY TAX FILING. If the Closing occurs before January 1, 2004, the Buyer shall prepare and file the annual railroad property tax filing relating to the Business for tax year 2003 to the State of Michigan, including documentation to allow maintenance of way and maintenance of rolling stock tax credit. In such event, Buyer will provide advance copy of such filing to the Company for review and will provide to the Company copies of all centrally assessed tax assessment notices and valuation information for year 2003 within fifteen (15) days of receipt. The Company shall cooperate with the Buyer in providing any information or documentation necessary to prepare such return.


                 ARTICLE VIII. - CLOSING AND COORDINATION ISSUES

         8.01. PRORATION. To extent not already covered in Current Assets or Current Liabilities, Real Estate taxes attributable to the Acquired Assets transferred to Buyer under the terms of this Agreement shall be prorated between the Company and Buyer in such manner as to allocate to the Company all taxes attributable to the Acquired Assets on or prior to the date of Closing, and to allocate to Buyer all taxes and prepaid rentals attributable to the Acquired Assets after the date of Closing, consistent with the custom in the applicable county in which each parcel of Real Estate is located. To the extent practicable, the Purchase Price paid by Buyer to the Company at Closing shall be adjusted based upon this proration. To the extent that this proration cannot be computed or completed as of Closing, settlement upon the remaining prorated items shall be paid, in full, no later than sixty (60) days following the date of Closing.

         8.02. TRANSFER OF OPERATIONS. All Business shall be transferred from Sellers to the Buyer at 12:01 a.m. on the day following the date of Closing.

         8.03. COLLECTION OF REVENUES. The Company shall submit freight bills or interline settlements for, and shall collect all revenues due for movements over the Rail Lines of all shipments moved through the date of Closing; provided, that Buyer shall be entitled to all revenue attributable to (i) all loaded inbound cars that have not been delivered to the customers as of 12:01 a.m. on the day after the date of Closing, and (ii) all loaded outbound cars that have not be interchanged to a connecting carrier as of 12:01 a.m. on the day after the date of Closing. Clerical services rendered shall be limited to functions required for AAR reporting purposes (EDI transmissions, train movements), switch lists, customer service functions (car orders, customer releases, demurrage recording, car hire reporting) and invoicing. Sellers shall not be responsible for collection of Buyer's accounts or any other party responsible for payments to Buyer after Closing. Seller shall assess and collect all charges due for all switching services performed on or before the date of Closing. Seller shall assess and collect all demurrage and miscellaneous charges relating to car supply and other services performed on or before the date of Closing. Buyer shall assess and collect all demurrage and miscellaneous charges relating to any car supply and other services performed after the date of Closing. Other particulars involved in the transition of rail service operations shall be in accordance with Schedule 8.02 attached hereto.

         8.04. TRANSFER OF LIABILITIES; PAYMENT OF CHARGES. For the period before and including the day of Closing, the Company shall be responsible for:
(a) all common carrier rail operations, including car supply, on the Rail Lines;
(b) subject to the provisions of Section 11.02, all car hire and car mileage allowance payments relating to rail operations over the Rail Lines which are due and owing on or before the Closing Date. At and after 12:01 a.m. on the day following the date of Closing, Buyer shall be responsible for: (d) all common carrier rail operations, including car supply, on the Rail Lines; (e) any freight loss and damage claims attributable to rail operations over the Rail Lines; and (f) all car accounting and all car hire and car mileage allowance payments relating to rail operations over the Rail Lines.

         8.05. ASSIGNMENT OF FREIGHT TRANSPORTATION CONTRACTS. As of Closing, the Company hereby assigns to the Buyer and Buyer shall assume, be responsible for the payment of, and shall hold the Company harmless from and against, all of the following freight transportation contracts: (a) those freight transportation contracts that apply to traffic moving to or from facilities on or along the Rail Lines; and (b) those freight transportation contracts with or involving shippers or receivers that have facilities on or along the Rail Lines and which would apply to one or more shipments to or from a facility on or along the Rail Lines, in accordance with the Assignment and Assumption of Contracts. The Company and Buyer agree to send on the date of Closing a joint notice to each shipper (or consignee) , and each railroad, who is a party to any freight transportation contract involving any existing or potential freight traffic movement to or from any rail origin or destination on the Rail Lines, a Notice of Assignment, advising those parties of the following: (i) the occurrence of this sale; (ii) the fact that all rates and service (and in the case of other railroads, revenue divisions) terms in each such contract will remain the same;
(iii) the fact that Buyer will replace the Company as the party responsible for all rail service to be performed over all or any portion of the Rail Lines under each such contract; and (iv) the fact that Buyer has purchased all of the Current Assets and Current Liabilities of the Company and, accordingly, all accounts receivable owing under these Contracts to the Company should be paid to the Buyer and all accounts payable owing by the Company under the Contracts will be paid by Buyer subsequent to Closing.


                ARTICLE IX. - I-75 BRIDGE ABANDONMENT PROCEEDING

         On October 31, 2003, the STB issued its decision in the Company's abandonment exemption proceeding for the I-75 Bridge, STB Docket No. AB-308 (Sub-No. 3X) (the "STB I-75 Bridge Order"). Pursuant to the STB I-75 Bridge Order, the Company was ordered to establish a transload operation to handle Plastatech Engineering Ltd. ("Plastatech") shipments as outlined in the October 16, 2003 report of the Company to the STB. The assets and operations required to support and maintain such a transload operation are being sold to the Buyer pursuant to this Agreement. Notwithstanding the fact that Buyer will own and control the assets necessary to support and maintain such a transload operation, the Company agrees to pay any construction costs that may be necessary to build or establish a transload operation for the benefit of Plastatech in accordance with the STB I-75 Bridge Order, which facility shall be located immediately south of W. Genessee Street and east of the Company's main lines. In the event of further action by the STB with respect to this Plastatech relationship, Sellers shall defend and indemnify Buyer. However, other than construction costs that may be necessary to establish such a transload operation, if any, and the Company's obligation to pay to Plastatech $100,710 (less salvage value), which obligations the Company shall retain, the Buyer agrees to assume the Company's remaining obligations necessary to comply with the commitments made by the Company in the October 16, 2003 report to the STB and as imposed by the STB in the STB I-75 Bridge Order.


                            ARTICLE X. - TERMINATION

         10.01 TERMINATION. This Agreement may be terminated:

                  (a) By mutual written consent of the Sellers and the Buyer.

                  (b) By the Sellers or Buyer if the Closing shall not have been consummated by the date which is one hundred thirty-five (135) days after the execution date of this Agreement; provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained herein.

                  (c) By the Buyer if Straits or the Company breaches any representation, warranty, covenant or agreement in this Agreement and such breach represents or causes there to be a Material Adverse Change to the Acquired Assets and/or Business, which breach is not cured by the Sellers or the Company within fourteen (14) days of notice of such breach; provided that the Buyer is not then in breach of any representation, warranty, covenant or agreement contained herein.

                  (d) By the Sellers if the Buyer materially breaches any representation, warranty, covenant or agreement of this Agreement and such breach is not cured by the Buyer within fourteen (14) days of notice of such breach; provided that neither of the Sellers nor the Company is then in material breach of any representation, warranty, covenant or agreement contained herein

                  (e) By the Sellers if the SFS Purchase Agreement is terminated by the mutual agreement of the parties or by the Buyer.

                  (f) By the Buyer if the SFS Purchase Agreement is terminated by the mutual agreement of the parties or by the Seller.

         10.02 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become of no further force or effect and, except for a termination resulting from a breach by a party of any of its material obligations under this Agreement, there shall be no liability or obligation on the part of the Sellers, the Company, or the Buyer or their respective officers or directors (except as set forth in Articles X and XI hereof, which shall survive the termination). In the event of termination of this Agreement by the Buyer other than on one of the grounds outlined above, the Company shall instruct the Escrow Agent in writing to deliver the Earnest Money Deposit and all accrued interest earned thereon held by the Escrow Agent to the Company in accordance with Section 1.02(a), and the Escrow Agent shall comply with such request. Notwithstanding the foregoing, nothing contained in this
Section 10.02 or Section 1.02(a) shall relieve any party from liability for willful breach of this Agreement that results in termination of this Agreement. Upon request therefor, each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, and all copies thereof, whether obtained before or after the execution hereof, to the party furnishing same.


                           ARTICLE XI. - MISCELLANEOUS

         11.01 CONFIDENTIALITY.

                  (a) Prior to the Closing and except (i) as necessary to satisfy the Buyer's obligations under Sections 5.07 and 5.10, or (ii) to meet or communicate with the Labor Union representatives, Company employees and customers to discuss transition and/or post-closing issues, Buyer shall, and shall cause its Affiliates and its and their employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning the transactions contemplated by this Agreement, the Sellers, the Company and their respective businesses; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by Buyer or its Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to Buyer or its Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers on a nonconfidential basis prior to its disclosure by Buyer or its Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers and (iii) information that is required to be disclosed by Buyer or its Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Authority; and provided further that Buyer promptly shall notify the Company of any disclosure pursuant to clause (iii) of this Section 11.01(a); and, provided, further, that the foregoing obligation of confidence shall not apply to the furnishing of information by Buyer in bona fide discussions or negotiations with prospective lenders who are advised of the confidentiality obligations relating to such information and as necessary to coordinate Closing and transition issues.

                  (b) Prior to the Closing and except (i) as necessary to cooperate with Buyer's activities necessary to satisfy the Buyer's obligations under Sections 5.07 and 5.10, or (ii) to meet or communicate with the Labor Union representatives, Company employees and customers to discuss transition and/or post-closing issues, the Company and the Sellers shall, and shall cause their Affiliates and their respective employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning the transactions contemplated by this Agreement, the Company, Buyer or their respective businesses; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by the Company, the Sellers or their Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to the Company, the Sellers or their Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers after the Closing on a nonconfidential basis prior to its disclosure by the Company, the Sellers or their Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers and (iii) information that is required to be disclosed by the Company, the Sellers or their Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Authority; and provided further that the Company shall promptly shall notify Buyer of any disclosure pursuant to clause (iii) of this Section 11.01(b).

         11.02 RISK OF LOSS. Risk of loss to the Acquired Assets during the pre-closing period will be borne by the Company. However, in the event of a loss or casualty to any of the Acquired Assets which does not rise to the level of a Material Adverse Change to the Acquired Assets or Business, Buyer shall accept and receive the subject damaged Acquired Assets as part of the property to be delivered at Closing, but will also receive the benefit of any insurance proceeds payable to the Company pursuant to insurance policies maintained by the Company and/or its Affiliates. The Company shall be responsible for the payment of any deductibles associated therewith and shall reimburse the Buyer for any inadequacy in the insurance coverage to the extent the insurance coverage maintained by the Company was not commercially reasonable in the scope of its coverage.

         11.03 BROKERS. Regardless of whether the Closing shall occur, (i) the Sellers shall jointly and severally indemnify and hold harmless Buyer from and against any and all liability for any brokers or finders' fees arising with respect to brokers or finders retained or engaged by the Company or either of the Sellers in respect of the transactions contemplated by this Agreement, and
(ii) Buyer shall indemnify and hold harmless the Company and the Sellers from and against any and all liability for any brokers' or finders' fees arising with respect to brokers or finders retained or engaged by Buyer in respect of the transactions contemplated by this Agreement.

         11.04 COSTS AND EXPENSES. Each of the parties to this Agreement shall bear his or its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby (the "Transaction Expenses"); provided, however, that Sellers shall be responsible for and shall discharge all Transaction Expenses incurred by or on behalf of the Sellers and/or the Company (it being the parties' agreement that the Company shall not bear or otherwise be liable for any such expenses).

         11.05 NOTICES. Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another (herein collectively called "Notice") shall be in writing and delivered personally or mailed by registered or certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

IF TO BUYER:                   Huron and Eastern Railway Company
                               c/o RailAmerica, Inc.
                               5300 Broken Sound Blvd., N.W.
                               Boca Raton, Florida 33487
                               Attn:  Vice President, Corporate Development
                               Telecopy No. (561) 994-4629


                               With a copy to
                               --------------
                               RailAmerica, Inc.
                               5300 Broken Sound Blvd., N.W.
                               Boca Raton, Florida 33487
                               Attn:  Legal Department, General Counsel
                               Telecopy No. (561) 994-4629

IF TO RATC:                    RailAmerica Transportation Corp.
                               c/o RailAmerica, Inc.
                               5300 Broken Sound Blvd., N.W.
                               Boca Raton, Florida 33487
                               Attn:  Legal Department, General Counsel
                               Telecopy No. (561) 994-4629


IF TO THE COMPANY
 AND/OR THE SELLERS:           The Straits Corporation
                               1424 Straits Drive
                               Bay City, Michigan 48706
                               Attn:  Mr. Charles A. Pinkerton III, President
                               Telecopy No. (989) 684-8471

                               With a copy to
                               --------------
                               Stone, Biber & O'Toole, P.L.L.C.
                               2701 Troy Center Drive, Suite 400
                               Troy, MI 48084
                               Attn:  Michael J. Biber, Esq.
                               Telecopy No. (248) 362-5568

Each of the above addresses for notice purposes may be changed by providing appropriate notice hereunder. Notice given by personal delivery or registered mail shall be effective upon actual receipt. Notice given by telecopier shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next normal business day after receipt if not received during the recipient's normal business hours. All Notices by telecopier shall be confirmed by the sender thereof promptly after transmission in writing by registered mail or personal delivery. Anything to the contrary contained herein notwithstanding, notices to any party hereto shall not be deemed effective with respect to such party until such Notice would, but for this sentence, be effective both as to such party and as to all other persons to whom copies are provided above to be given.

         11.06 GOVERNING LAW; ARBITRATION.

                  (a) CHOICE OF LAW. The provisions of this agreement and the documents delivered pursuant hereto shall be governed by and construed in accordance with the laws of the State of Michigan (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction).

                  (b) ARBITRATION.

                           (i) Any dispute, controversy, or claim arising out of or relating to this Agreement or relating to the breach, termination, or invalidity of this Agreement, whether arising in contract, tort, or otherwise, shall at the request of any party be resolved in binding arbitration. This arbitration shall proceed in accordance with Title 9 of the United States Code, as it may be amended or recodified from time to time ("Title 9"), and the current Commercial Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association ("AAA"), to the extent that Title 9 and the Arbitration Rules do not conflict with any provision of this Section 11.06.

                           (ii) No provision of or the exercise of any rights under this Section 11.06 shall limit the right of any party to seek and obtain provisional or ancillary remedies (such as injunctive relief, attachment, or the appointment of a receiver) from any court having jurisdiction before, during, or after the pendency of an arbitration proceeding under this Section. The institution and maintenance of any such action or proceeding shall not constitute a waiver of the right of any party (including the party taking the action or instituting the proceeding) to submit a dispute, controversy, or claim to arbitration under this Section.

                           (iii) Any award, order, or judgment made pursuant to arbitration shall be deemed final and may be entered in any court having jurisdiction over the enforcement of the award, order, or judgment. Each party agrees to submit to the jurisdiction of the courts indicated in Section 11.06(c) for purposes of the enforcement of the award, order, or judgment.

                           (iv) The arbitration shall be held before one arbitrator knowledgeable in the general subject matter of the dispute, controversy, or claim and selected by AAA in accordance with the Arbitration Rules, except that any arbitration in which the disputed, controverted, or claimed amount (as reflected on the demand for arbitration, as the same may be amended) exceeds One Million Dollars ($1,000,000) shall be held before three arbitrators, one arbitrator being selected by Buyer, one by Sellers, and the third by the other two from a panel of persons identified by AAA who are knowledgeable in the general subject matter of the dispute, controversy, or claim.

                           (v) The arbitration shall be held at the office of AAA located in Southfield, Michigan (as the same may be from time to time relocated), or at another place the parties agree on.

                           (vi) In any arbitration proceeding under this Section 11.06, subject to the award of the arbitrator(s), each party shall pay all its own expenses, an equal share of the fees and expenses of the arbitrator, and, if applicable, the fees and expenses of its own appointed arbitrator. The arbitrator(s) shall have the power to award recovery of costs and fees (including reasonable attorney fees, administrative and AAA fees, and arbitrators' fees) among the parties as the arbitrators determine to be equitable under the circumstances.

                           (vii) The interpretation and construction of this Section, including but not limited to its validity and enforceability, shall be governed by Title 9 of the U.S. Code, notwithstanding the choice of law set forth in Section 11.06(a) of this Agreement.

                  (c) Courts. In the event neither party requests arbitration of a dispute, controversy or claim relating to this Agreement or relating to the breach, termination or invalidity of this Agreement, then each party hereto irrevocably submits to the jurisdiction of any Circuit Court of the State of Michigan, or other Federal Courts in the State of Michigan with proper venue and jurisdiction, in any action or proceeding arising out of or relating to this Agreement or any of the Related Agreements, and each party hereby irrevocably agrees that all claims in respect of any such action or proceeding must be brought and/or defended in such court; provided, however, that matters which are under the exclusive jurisdiction of the Federal courts shall be brought in the Federal District Court for the Eastern District of Michigan. Each party hereto consents to service of process by any means authorized by the applicable law of the forum in any action brought under or arising out of this Agreement or any of the Related Agreements, and each party irrevocably waives, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

         11.07 ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement, together with the Related Agreements and all exhibits and schedules attached hereto and thereto, constitutes the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

         11.08 BINDING EFFECT AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties, provided, however, that nothing herein shall prohibit the assignment of Buyer's rights and obligations to any direct or indirect subsidiary or prohibit the assignment of Buyer's rights (but not obligations) to any lender. Notwithstanding any such assignment by the Buyer, Buyer shall remain obligated to the Sellers for its indemnification obligations pursuant to Article VII on behalf of itself and its assignee. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

         11.09 REMEDIES. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights and remedies a party may have by law, statute or otherwise.

         11.10 EXHIBITS AND SCHEDULES. The exhibits and Schedules referred to herein are attached hereto and incorporated herein by this reference. Disclosure of a specific item in any one Schedule shall be deemed a disclosure for all associated representations and warranties, notwithstanding that there may be no explicit cross-reference to another Schedule.

         11.11 MULTIPLE COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.12    References and Construction.

                  (a) Whenever required by the context, and is used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification the person may require. References to monetary amounts, specific named statutes and generally accepted accounting principles are intended to be and shall be construed as references to United States dollars, statutes of the United States of the stated name and United States generally accepted accounting principles, respectively, unless the context otherwise requires.

                  (b) The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

         11.13 ATTORNEYS' FEES. In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys' fees (and sales taxes thereon, if any), including attorneys' fees for any appeal, and costs incurred in bringing such suit or proceeding.

         11.14 SECTION 1031 EXCHANGE. The parties understand that the Company may desire to transfer the Real Estate in a transaction qualifying as a like kind exchange under Section 1031 of the Internal Revenue Code and the Regulations thereunder. Accordingly, the Company may assign its rights hereunder to a qualified intermediary and the Buyer hereby consents to said assignment. The Buyer shall execute such documents and take such other actions as may reasonably be requested by the Company, at no cost to Buyer, for the purpose of so qualifying the transaction as a like kind exchange under Section 1031 and the Regulations thereunder.


                           ARTICLE XII. - DEFINITIONS

         Capitalized terms used in this Agreement are used as defined in this
Article XII or elsewhere in this Agreement.

         12.01 AFFILIATE. The term "Affiliate" shall mean, with respect to any person, any other person controlling, controlled by or under common control with such person. The term "Control" as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of the controlled corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person.

         12.02 AFFILIATED GROUP. The term "Affiliated Group" shall mean any affiliated group within the meaning of Section 1504(a) of the Code (as defined below) or any similar group defined under a similar provision of state, local, foreign or other law.

         12.03 CODE. The term "Code" shall mean the Internal Revenue Code of 1986, as amended.

         12.04 COMPANY. The term "Company" shall mean the Company and/or any corporation that at any time has been a subsidiary of the Company (or any predecessor thereof).

         12.05 CONTRACTS. The term "Contracts," when described as being those of or applicable to any person, shall mean any and all contracts, agreements, franchises, understandings, arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights of way, mortgages, bonds, notes, guaranties, liens, indebtedness, approvals or other instruments or undertakings to which such person is a party or to which or by which such person or the property of such person is subject or bound, excluding any Permits.

         12.06 CURRENT ASSETS. The term "Current Assets" shall mean accounts receivable which are not aged more than sixty (60) days as of the Closing Date, inventory, supplies and prepaid accounts resulting from or associated with the Business.

         12.07 CURRENT LIABILITIES. The term "Current Liabilities" shall mean accounts payable and accrued liabilities resulting from or associated with the Business.

         12.08 CUSTOMER/EMPLOYEE DUE DILIGENCE. The term "Customer/Employee Due Diligence" shall mean that period of time during which the Buyer may meet with the Company's customers and employees in order to obtain the assurances and confirmations that Buyer believes to be reasonable and necessary.

         12.09 GOVERNMENTAL AUTHORITY. The term "Governmental Authority" shall mean any nation or country (including but not limited to the United States) and any state, commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus, agencies, ministries or other instrumentalities.

         12.10 HAZARDOUS MATERIALS. The term "Hazardous Materials" shall mean pollutants, contaminants or hazardous or toxic material or wastes, including petroleum.

         12.11 KNOWLEDGE OF THE COMPANY. The term "Knowledge of the Company" shall mean the actual knowledge of any of the directors, officers or managerial personnel of either of the Sellers or the Company with respect to the matter in question.

         12.12 LEGAL REQUIREMENTS. The term "Legal Requirements," when described as being applicable to any person, shall mean any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such person or such person's business, operations or properties.

         12.13 MATERIAL. The term "Material," when used to modify any other term herein (except it shall not apply to or otherwise limit the term "Material Adverse Change" defined below), shall mean having a value or effect of at least Seventy-Five Thousand Dollars ($75,000.00), individually or in the aggregate.

         12.14 MATERIAL ADVERSE CHANGE; MATERIAL ADVERSE EFFECT. The term "Material Adverse Change" or "Material Adverse Effect" shall mean any event, occurrence, fact, condition, change or effect, or combination thereof, that is so material and adverse to the Business of the Company that it threatens to significantly impair the future of the Business and the Company, its operations, prospects, results of operations, condition (financial or otherwise), properties or assets, other than any change or effect to the extent it relates primarily to
(i) the macroeconomy and financial markets generally, and not specifically relating to the Company and its customers, or (ii) the national railroad industry, and not specifically to the Company's position or prospects within the regional railroad industry in which it operates. Material Adverse Change or Material Adverse Effect shall not include, for example and not as a limitation:
(i) a labor strike, (ii) termination of any revenue producing agreement or other major loss of revenues not projected to exceed twenty percent (20%) of the current trailing twelve (12) months revenue of the Company for the same period,
(iii) a property loss or casualty fully or substantially covered by insurance, or (iv) employment disruptions.

         12.15 PERMITS. The term "Permits" shall mean any and all permits, rights, approvals, licenses, authorizations, legal status, orders, certificates or Contracts under any Legal Requirement or otherwise granted by any Governmental Authority.

         12.16 PERSON. The term "Person" shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.

         12.17 PROPERTIES. The term "Properties" shall mean any and all properties and assets (real, personal or mixed, tangible or intangible) owned or Used by the Company.

         12.18 RELATED AGREEMENTS. The term "Related Agreements" shall mean any or all of the exhibits to this Agreement and any and all other agreements, instruments or documents required or expressly provided under this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement.

         12.19 STB. The term "STB" shall mean the Surface Transportation Board or successor agency.

         12.20 SUBSIDIARY. The term "Subsidiary" shall mean any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by another Person.

         12.21 TAX. The term "Tax" shall mean any Federal, state, local, foreign or other income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

         12.22 TAX RETURN. The term "Tax Return shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

         12.23 TRACK. The term "Track" shall be deemed to include all rails, ties, tie plates, spikes, angle bars, bolts, other fasteners, switches, switch control devices, ballast, signals and other support structures used in, included in or located on the Business.

         12.24 UNION CONTRACT. The term "Union Contract" shall mean the Agreement between the Company and its Locomotive Engineers, Conductors, Brakemen, Maintenance of Way Employees, Signalmen, Machinists and Helpers, and Carmen and Helpers Represented by Transportation Communications International Union effective January 1, 1990, as amended and revised.

         12.25 USED. The term "Used" shall mean, with respect to the Properties, Contracts or Permits of the Company, those owned, leased, licensed or otherwise held by the Company which were acquired for use or held for use by the Company in connection with the Company's business and operations, whether or not reflected on the Company's books of account.

         IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date first written above.

                                       BUYER:


                                       Huron and Eastern Railway Company, Inc.

                                       By: /s/ Scott G. Williams
                                           -------------------------------------
                                               Name:  Scott G. Williams
                                               Title: Vice President

                                       RATC:

                                       RailAmerica Transportation Corp.


                                       By: /s/ Scott G. Williams
                                           -------------------------------------
                                               Name:  Scott G. Williams
                                               Title: Vice President

                                       SELLERS:


                                       COMPANY:


                                       Central Michigan Railway Company

                                       By: /s/ Charles A. Pinkerton, III
                                           -------------------------------------
                                               Name:  Charles A. Pinkerton, III
                                               Title: President

                                       STRAITS:


                                       The Straits Corporation

                                       By: /s/ Charles A. Pinkerton, III
                                           -------------------------------------
                                               Name:  Charles A. Pinkerton, III
                                               Title: President

Consented to by Escrow Agent as to
provisions relevant to Escrow Agent:

Stone, Biber & O'Toole, P.L.L.C.

By: /s/ Sarah Clarkson
    ----------------------------------
        Name:  Sarah Clarkson
        Title: Member






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